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                                                                      EXHIBIT 11


                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (Unaudited)


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

                                                       For The Three Months             For The Six Months
                                                          Ended June 30,                   Ended June 30
                                                       2000           1999             2000           1999
                                                   -----------   -------------     -----------    -----------
NET INCOME (LOSS)                                 $    29,887    $     (60,609)    $    78,328    $   (19,984)

WEIGHTED AVERAGE SHARES:
    Common shares outstanding                       6,201,625        5,403,250       5,802,437      5,403,250
    Assumed conversion of options and warrants        309,179               --         154,589             --
                                                  -----------    -------------     ------------   -----------
                                                    6,510,804        5,403,250       5,957,026      5,403,250
                                                  ===========    =============     ============   ===========

INCOME (LOSS) PER COMMON SHARE:
    Basic                                         $        --    $        (.01)    $       .01    $        --
    Diluted                                       $        --    $        (.01)    $       .01    $        --

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